Exhibit 10.4

LOCKHEED MARTIN CORPORATION
AMENDED AND RESTATED
2006 MANAGEMENT INCENTIVE COMPENSATION PLAN
(Performance-Based)
Amended and Restated Effective January 1, 2019

Article I.    PURPOSE OF THE PLAN

This Plan is established to provide a further incentive to selected Employees to promote the success of Lockheed Martin Corporation by providing an opportunity to receive additional compensation for performance measured against established goals. The Plan is intended to achieve the following:

1)	Link pay of executive Employees to business performance.

2)	Incentivize Employees to work individually and as teams to meet objectives and goals consistent with enhancing shareholder value.

3)	Facilitate the Company’s ability to retain qualified Employees and to attract top executive talent.

4)	Establish performance goals within the meaning of Section 162(m) of the Internal Revenue Code.

Article II.    DEFINITIONS

Section 2.01    BOARD OF DIRECTORS – The Board of Directors of Lockheed Martin Corporation.

Section 2.02    CASH FLOW – For purposes of Article IV, net cash flow from operations as determined by the Subcommittee at the end of the Plan Year in accordance with generally accepted accounting principles in the United States. Cash Flow shall be determined by the Subcommittee based upon the comparable numbers reported on the Company’s audited consolidated financial statements or, if audited financial statements are not available for the period for which Cash Flow is being determined, the Subcommittee shall determine Cash Flow in a manner consistent with the historical practices used by the Company in determining net cash provided by operating activities as reported in its audited consolidated statement of cash flows. The Subcommittee shall have the right to specify any other adjustment that should be applied in determining Cash Flow that it deems necessary or appropriate to take into account any event recognized under any accounting policy or practice affecting the Company, provided the Subcommittee specifies the adjustment at or prior to the time the organizational performance goals for the Company are reviewed with the Subcommittee, but in no event later than March 30 of the Plan Year.

Section 2.03    CODE – The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

Section 2.04    COMMITTEE – The Management Development & Compensation Committee of the Board of Directors as from time to time appointed or constituted by the Board of Directors.

Section 2.05    COMPANY – Lockheed Martin Corporation and those subsidiaries of which it owns directly or indirectly 50% or more of the voting stock or other equity.

Section 2.06    ELECTED OFFICER – An Employee who has been elected as an officer by the Board of Directors.
Section 2.07    EMPLOYEE – Any person who is employed by the Company and who is paid a salary as distinguished from an hourly wage. The term “Employee” includes only those individuals that the Company classifies on its payroll records as Employees and does not include consultants, independent contractors, leased employees, co-op students, interns, temporary or casual employees, individuals paid by a third party or other individuals not classified as an Employee by the Company. Notwithstanding the foregoing, the term “Employee” shall not include any employee who, during any part of such year, was represented by a collective bargaining agent.

Section 2.08    INCENTIVE COMPENSATION – An amount of compensation paid pursuant to this Plan.

Section 2.09    PARTICIPANT – Any Employee selected to participate in the Plan in accordance with Article III.

Section 2.10    PLAN – This Lockheed Martin Corporation Amended and Restated 2006 Management Incentive Compensation Plan (Performance-Based), as amended from time to time.

Section 2.11    PLAN YEAR – A calendar year.

Section 2.12    SUBCOMMITTEE – A subcommittee of the Committee, composed solely of two or more outside directors of the Company (within the meaning of Code Section 162(m)(4)(C)) or the entire Committee if all members of the Committee are outside directors.

Article III.    ELIGIBILITY AND PARTICIPATION

The Elected Officers of the Company are eligible to participate in the Plan. An Elected Officer’s participation in the Plan for a Plan Year is subject to the approval of the Committee. Employees who are considered by the Chief Executive Officer to be key Employees of the Company also are eligible to participate in the Plan, subject to the Employee’s selection of and approval by the Chief Executive Officer for participation in a Plan Year. No member of the Committee shall be eligible for participation in the Plan.

Article IV.    LIMITATIONS ON INCENTIVE COMPENSATION

Section 4.01    Notwithstanding any other provisions of the Plan that may be to the contrary, Incentive Compensation awards made to Participants who are Elected Officers on the last day of the Plan Year are subject to this Article IV. The limitations on Incentive Compensation set forth in Section 2.02 and this Article IV were approved by the stockholders of Lockheed Martin Corporation at its 2006 Annual Meeting.

Section 4.02    Incentive Compensation payable under the Plan to (i) the Elected Officer who is the Chief Executive Officer shall not exceed 0.3% of Cash Flow for the Plan Year; and (ii) each of the Participants who are Elected Officers on the last day of the Plan Year, other than the Chief Executive Officer, shall not exceed 0.2% of Cash Flow for the Plan Year. The Subcommittee shall have discretion to determine the conditions, restrictions, or other limitations, in accordance with and subject to the terms of this Plan and Code Section 162(m), on the payment of Incentive Compensation to the Elected Officers. The Subcommittee may reserve the right to reduce the amount payable under this Section 4.02 in accordance with any standards contained in the Plan or on any other basis (including the Subcommittee’s discretion). None of the Subcommittee, the Committee, or the Board of Directors shall have the authority under this Plan to increase the amount payable under this Section 4.02.

Section 4.03    Before authorizing any Incentive Compensation payment under this Plan to a Participant who is an Elected Officer, the Subcommittee must certify in writing (by resolution or otherwise) that the payments are consistent with Section 4.02 of the Plan and that any other material terms under this Plan for payment of Incentive Compensation were satisfied.

Section 4.04    The provisions of Section 2.02 and Article IV shall be interpreted and administered by the Subcommittee in a manner consistent with the requirements for "performance-based compensation" under Code Section 162(m).

Article V.    INCENTIVE COMPENSATION PAYMENTS

Section 5.01    Subject to Section 2.02, Article IV and any performance goals (including organizational or enterprise performance goals) established by the Committee or its delegate for the Plan Year (such goals to be established on or before March 30 of the Plan Year), the Committee (or the Committee’s delegate in the case of Participants who are not Elected Officers) shall determine the proposed amount of Incentive Compensation to be paid to each Participant with respect to a Plan Year. Notwithstanding the preceding sentence, in determining the proposed amount of each Participant’s Incentive Compensation award for a Plan Year, the Committee (or the Board of Directors in the case of Participants who are Elected Officers or the Company’s Senior Vice President, Human Resources in the case of Participants who are not Elected Officers) may make an upward (subject to Section 2.02 and Article IV) or downward (including to zero) adjustment of the proposed amount of Incentive Compensation award otherwise payable to the Participant for the Plan Year on the basis of such factors as it deems relevant.

Section 5.02    With respect to a Plan Year, the Committee shall recommend to the Board of Directors the proposed aggregate amount of Incentive Compensation payments to be distributed by the Company to Participants and the proposed amount of Incentive Compensation award to each Participant who is an Elected Officer. The Board of Directors shall review and approve the recommendations of the Committee, or make adjustments to the proposed amounts of Incentive Compensation payable for a Plan Year (on an aggregate level or with respect to a Participant who is an Elected Officer, or both), on the basis of such factors as it deems relevant.

Section 5.03    The Incentive Compensation amount determined for each Participant with respect to each Plan Year shall be paid to such Participant in cash not later than March 15 following the Plan Year or deferred at the direction of the Committee, but only to the extent permitted under Code Section 409A, until the Participant’s termination of employment. Notwithstanding the foregoing, Participants may also elect to defer payments in accordance with the terms of the Lockheed Martin Corporation Deferred Management Incentive Compensation Plan.

Section 5.04    Before the end of each Plan Year, the Board of Directors may set a minimum aggregate bonus amount that must be used to pay Incentive Compensation awards under this Plan attributable to service during the Plan Year to any combination of Participants who are not Elected Officers of the Company.

Section 5.05    All applicable U.S. Federal, state and local taxes will be withheld from all Incentive Compensation payments made under this Plan.

Article VI.    COST OF PLAN

The cost for this Plan is intended to be an allowable expense.

Article VII.    RIGHTS OF PARTICIPANTS

Section 7.01    All payments are subject to the discretion of the Board of Directors. No Participant shall have any right to require the Board of Directors to make any appropriation to the Plan for any Plan Year, nor shall any Participant have any vested interest or property right in any share in any amounts which may be appropriated to the Plan.

Section 7.02    This Plan does not constitute an employment agreement of any kind, or a promise of employment for a specific term (including the Plan Year) and does not alter the at will nature of a Participant’s employment with the Company, which may be terminated by the Company or a Participant for any or no reason and without advance notice.

Article VIII.    AUTHORITY TO RECOVER PAYMENTS

The Board of Directors retains the authority to make retroactive adjustments to an Incentive Compensation payment made under the Plan in accordance with the provisions regarding Recovery of Payments (Claw Back) in Exhibit A.

Article IX.    PLAN ADMINISTRATION

The Plan shall be administered under the direction of the Committee. The Committee shall have the right to construe the Plan, to interpret any provision thereof, to make rules and regulations relating to the Plan, and to determine any factual question arising in connection with the Plan's operation after such investigation or hearing as the Committee may deem appropriate. Any decision made by the Committee under the provisions of this Article shall be conclusive and binding on all parties concerned. The Committee may delegate to the officers or Employees of the Company the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this Plan in accordance with its terms and purpose. The rights and obligations of the Committee under this Article IX shall be assumed by the Subcommittee in the case of Participants subject to Article IV.

Article X.    AMENDMENT OR TERMINATION OF PLAN

The Board of Directors or its delegate shall have the right to terminate or amend this Plan at any time and to discontinue further payments hereunder.

Article XI.    EFFECTIVE DATE

The Plan was first effective with respect to the operations of the Company for the Plan Year beginning January 1, 2006. The Company has further amended and restated the Plan as of the date indicated below, effective January 1, 2019.

LOCKHEED MARTIN CORPORATION:

/s/ Patricia L. Lewis
By: Patricia L. Lewis
Senior Vice President, Human Resources
Date: 2/28/19

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Exhibit A

Administrative Provisions

Article I.    STANDARD OF CONDUCT AND PERFORMANCE EXPECTATION

It is a prerequisite that before any payment under the Plan can be considered that a Participant will have acted in accordance with the Lockheed Martin Corporation Code of Ethics and Business Conduct and fostered an atmosphere to encourage all employees acting under the Participant’s supervision to perform their duties in accordance with the highest ethical standards. Ethical behavior is imperative. It is also a prerequisite before a payment under a Plan can be considered that a Participant be in good standing with the Company. Thus, in evaluating performance against commitments, a Participant’s adherence to the Company’s ethical standards will be considered paramount in determining awards under the Plan.

Participants whose individual performance is determined to be unacceptable are not eligible to receive Incentive Compensation awards.

Article II.    DEFINITIONS

With respect to a Participant, unless otherwise defined in this Article II of Exhibit A, capitalized terms used in this document have the meanings set forth in the Plan.

Section 2.01    DAILY PRO-RATED – The Incentive Compensation award for a Participant who does not work in an eligible position for the entire Plan Year will be pro-rated to the day, i.e., the number of days the Employee is a Participant during the Plan Year divided by the number of days in the Plan Year.

Section 2.02    DISABILITY – Termination of employment as a result of becoming totally disabled as evidenced by commencement of benefits under the Company’s long-term disability plan in which the Participant is enrolled (or, if not a Participant in a Company-sponsored long-term disability plan, under circumstances which would result in the Participant becoming eligible for benefits using the standards set forth in the Company’s long-term disability plan).

Section 2.03    ESP – The Lockheed Martin Corporation Executive Severance Plan, as amended from time to time.

Section 2.04    RETIREMENT – Retirement under the terms of a Company-sponsored pension plan or for Employees who do not participate in a pension plan, termination from employment with the Company following the attainment of age 55 and five years of service or attainment of age 65.

Article III.    ELIGIBILITY FOR INCENTIVE COMPENSATION AWARDS

Section 3.01    In general, a Participant must be an Employee on active status or on paid leave of absence on January 1 through December 31 of the Plan Year to be eligible for a full Incentive Compensation award for that Plan Year.

Section 3.02    Partial, pro-rated Incentive Compensation awards for Participants may be made as provided in this Section 3.02. All pro-rated awards will be Daily Pro-Rated. For purposes of this Section 3.02, active status includes a paid leave of absence.

(a)	Hire during a Plan Year:

(i)	Participant hired before October 1: Participant is eligible for a pro-rated payment if on active status on December 31 of the Plan Year.

(ii)	Employee hired on or after October 1: Employee is not eligible for an award under the Plan for the Plan Year.

(b)	Promotion during a Plan Year:

(i)	Employee promoted before October 1: Employee is eligible for a pro-rated payment if selected to be a Participant and on active status on December 31 of the Plan Year.

(ii)	Employee promoted on or after October 1: Employee is not eligible for an award under the Plan for the Plan Year.

(c)	Downlevel during a Plan Year:

(i)	Participant downleveled before October 1: Participant is eligible for a pro-rated award if on active status on December 31 of the Plan Year.

(ii)
Participant downleveled on or after October 1: Participant is eligible for a full award if he or she was a Participant on January 1 of the Plan Year and continues to be an Employee on active status on December 31 of the Plan Year.

(d)	Voluntary termination during the Plan Year: A Participant is not eligible for an award if he or she voluntarily terminates employment, other than on account of Retirement, during the Plan Year.

(e)	Lay Off during a Plan Year:

(i)
Non-ESP-Eligible Participants: A Participant who does not receive a payment under the ESP may be considered for a pro-rated award in the Company’s discretion if the Participant has a minimum of six (6) months as an active Employee during the Plan Year. The pro-rated award will be based on a payment made “At Target.”

(ii)
ESP-Eligible Participants: A Participant who receives any payment under the ESP, regardless of whether the Participant receives a supplemental payment under the ESP, is not eligible to receive an award under the Plan with respect to the Plan Year in which the layoff occurs (even if the layoff occurs on the last day of the Plan Year).

(f)
Retirement during a Plan Year: A Participant who terminates employment with the Company on account of Retirement during a Plan Year may be considered for a pro-rated award in the Company’s discretion if the Participant has a minimum of six (6) full months as an active Employee during the Plan Year. The pro-rated award will be based on year-end performance results.

(g)
Disability or death during a Plan Year: A Participant who terminates employment with the Company on account of Disability or death during a Plan Year may be considered for a pro-rated award in the Company’s discretion if the Participant has a minimum of three (3) full months as an active Employee during the Plan Year. The pro-rated award will be based on a payment made “At Target.”

(h)
Unpaid leave of absence during a Plan Year: A Participant who is on an unpaid leave of absence for more than three (3) months during a Plan Year may be considered for a pro-rated award in the Company’s discretion if the Participant has a minimum of three (3) full months as an active Employee during the Plan Year.

(i)	Termination for cause during a Plan Year: A Participant who is terminated for cause during the Plan Year is not eligible for an award under the Plan.
Section 3.03    An Incentive Compensation award for a Participant whose target level and/or award formula changes during the Plan Year will be pro-rated to the day, i.e., the number of days during which the original level and/or formula applied to the Participant divided by the number of days in the Plan Year, and the number of days during which the new level and/or formula applied to the Participant divided by the number of days in the Plan Year.

Article IV.    RECOVERY OF PAYMENTS (CLAW BACK)

Section 4.01    The Board of Directors retains the authority to make retroactive adjustments to a payment made under the Plan on or after January 1, 2008, and with respect to (c) or (d) below, on or after February 21, 2019 under the following circumstances and such other circumstances as may be specified by final regulation issued by the Securities and Exchange Commission entitling the Company to recapture or claw back amounts paid pursuant to the Plan:

(a)
If the Board of Directors determines, after consideration of all the facts and circumstances that the Board of Directors in its sole discretion considers relevant, that either (i) the intentional misconduct or gross negligence of an Elected Officer, or (ii) the failure of an Elected Officer to report another person’s intentional misconduct or gross negligence of which the Elected Officer had knowledge, contributed to the Company having to restate all or a portion of its financial statements filed with the Securities and Exchange Commission, then the Board of Directors may require the Elected Officer to repay to the Company the value of any payment under the Plan as determined by the Board of Directors.

(b)
If the Board of Directors determines, after consideration of all the facts and circumstances that the Board of Directors in its sole discretion considers relevant, that an Elected Officer either (i) engaged in fraud, bribery or other illegal act, or (ii) the Elected Officer’s intentional misconduct or gross negligence (including the failure by the Elected Officer to report the acts of another person of which the Elected Officer had knowledge) contributed to another person’s fraud, bribery or other illegal act, which in either case adversely impacted the Company’s financial position or reputation, the Board of Directors may require the Elected Officer to repay to the Company the value of any payment under the Plan as determined by the Board of Directors.

(c)
If the Board of Directors determines, after consideration of all the facts and circumstances that the Board of Directors in its sole discretion considers relevant, that an Elected Officer engaged in intentional misconduct or gross negligence that caused severe reputational or financial harm to the Corporation, the Board of Directors may require the Elected Officer to repay to the Company the value of any payment under the Plan as determined by the Board of Directors.

(d)
If the Board of Directors determines, after consideration of all the facts and circumstances that the Board of Directors in its sole discretion considers relevant, that an Elected Officer misappropriated Confidential or Proprietary Information (within the meaning of CRX-015C), and the Elected Officer either (i) intended to use the misappropriated Confidential or Proprietary Information to cause severe reputational or financial harm the Corporation or (ii) used the misappropriated Confidential or Proprietary Information in a manner that caused severe reputational or financial harm to the Corporation, the Board of Directors may require the Elected Officer to repay to the Company the value of any payment under the Plan as determined by the Board of Directors.

To the extent permissible under applicable law, the Board of Directors may delegate its authority to make determinations under this Article IV to the Committee.

ADDENDUM I
PROVISIONS APPLICABLE TO EMPLOYEES OF LM AUSTRALIA
MODIFICATIONS TO THE PLAN AND EXHIBIT A

MODIFICATIONS TO THE PLAN

All references to Code section 409A are inapplicable to Employees who are employed by LM Australia. Payments under the Plan will be taxed as income under local rules and subject to superannuation and any other applicable deductions required by law or regulation.

With respect to Employees employed by LM Australia, Section 2.07 is revised in its entirety as follows:

EMPLOYEE –The term “Employee” includes only those individuals that the Company classifies on its payroll records as Employees and does not include consultants, independent contractors, interns, volunteers, temporary or casual employees, individuals paid by a third party or other individuals not classified as an Employee by the Company.

MODIFICATIONS TO EXHIBIT A

In Section 3.02(e), the references to “layoff” or to being “laid off” mean “redundancy” or being “made redundant”.

With respect to Employees employed by LM Australia, Section 3.02(h) is revised in its entirety as follows:

Unpaid leave of absence during a Plan Year: A Participant who is on an approved unpaid leave of absence for more than three (3) months during a Plan Year may be considered for a pro-rated award in the Company’s discretion. If such Participant has a minimum of three (3) full months as an active Employee during the Plan Year, such pro-rated award will be based on the Participant’s actual performance rating for such Plan Year. If such Participant has less than three (3) full months as an active Employee during the Plan Year, such pro-rated award will be based on a payment made “At Target.”

ACKNOWLEDGEMENT AND DISCRETION

This Plan does not form part of any contract between a Participant and the Company. Any reference to obligations or requirements of the Company in this Plan is not intended to give rise to contractual obligations binding on the Company.

Any payment made to a Participant under this Plan does not form part of a Participant's annual salary for any purpose, including leave entitlements, notice and severance payments, unless otherwise provided by legislation.

REVIEW

This Plan, as it applies to Employees who are employed by LM Australia, shall be reviewed on an annual basis.

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ADDENDUM II

PROVISIONS APPLICABLE TO EMPLOYEES OF LM UK

MODIFICATIONS TO THE PLAN

All references to the Internal Revenue Code are inapplicable to Employees who are employed by LM UK.

With respect to Employees employed by LM UK, Section 2.07 is revised in its entirety as follows:

EMPLOYEE – Any person who is employed by the Company or who would otherwise be entitled to the same basic working and employment conditions as an employee in terms of pay. Except where entitled by law to the same basic working and employment conditions as an employee in terms of pay this does not include consultants, independent contractors, students, interns, temporary or casual employees, zero hours workers or other individuals not classified by the Company as its employees.

With respect to Employees employed by LM UK, Section 5.03 is revised in its entirety as follows:

Incentive Compensation payments under the Plan will be paid to each Participant through payroll not later than March 30 following the Plan Year.

With respect to Employees employed by LM UK, Section 5.05 is revised in its entirety as follows:

All Incentive Compensation payments made under the Plan shall be non-pensionable and shall be subject to PAYE and National Insurance and any other applicable deductions through the payroll. This does not affect the Employee’s ability to make additional voluntary pension contributions.

With respect to Employees employed by LM UK, Section 7.02 is revised in its entirety as follows:

This Plan does not form a part of the Participant’s contract of employment, or constitute an employment agreement or benefit of any kind, or a promise of employment for a specific term (including the Plan Year) and does not alter the nature of a Participant’s employment with the Company, which may be terminated by the Company or a Participant in accordance with its terms.

MODIFICATIONS TO EXHIBIT A

The following is added to the end of the second paragraph of Article I:

In addition to any other requirements set forth in the Plan with respect to receipt of payments under the Plan, Participants who are employed by LM UK may not be eligible to receive payment if, on the date of payment, they are subject to the Company’s disciplinary procedure or a performance improvement plan or are under notice of termination of employment.

With respect to Employees employed by LM UK, Section 2.02 is revised in its entirety as follows:

LTD BENEFITS – The payments that are made under the Company’s long-term disability plan.

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With respect to Employees employed by LM UK, Section 2.04 is revised in its entirety as follows:

RETIREMENT – Retirement under the terms of a Company-sponsored pension plan or, for Employees who do not participate in a pension plan, termination from employment with the Company following the attainment of age 55.

With respect to Employees employed by LM UK, Section 3.01 is revised in its entirety as follows:

In general, a Participant must be an Employee on active status or on paid leave of absence on January 1 through December 31 of the Plan Year to be eligible for a full Incentive Compensation award for that Plan Year. For purposes of the foregoing: (a) an Employee will not be eligible for an Incentive Compensation award with respect to any period of paid leave of absence in excess of 26 weeks (regardless of whether the paid leave of absence began prior to the current Plan Year); and (b) Employees in receipt of LTD Payments will not be considered on active status or on paid leave of absence.

With respect to Employees employed by LM UK, Section 3.02(e) is revised in its entirety as follows:

Termination due to Redundancy during a Plan Year: A Participant who terminates employment with the Company on account of redundancy during a Plan Year may be considered for a pro-rated award in the Company’s discretion if the Participant has a minimum of six (6) months as an active Employee during the Plan Year. The pro-rated award will be based on a payment made “At Target.”
With respect to Employees employed by LM UK, Section 3.02(g) is revised in its entirety as follows:

Death during a Plan Year: A Participant who either terminates employment with the Company or has his or her employment terminated on account of death during a Plan Year may be considered for a pro-rated award at the Company’s discretion if the Participant has a minimum of three (3) full months as an active Employee during the Plan Year. The pro-rated award will be based on a payment made “At Target.”
With respect to Employees employed by LM UK, Section 3.02(h) is revised in its entirety as follows:
Unpaid leave of absence during a Plan Year: A Participant who is on an approved unpaid leave of absence for more than three (3) months during a Plan Year may be considered for a pro-rated award in the Company’s discretion. If such Participant has a minimum of three (3) full months as an active Employee during the Plan Year, such pro-rated award will be based on the Participant’s actual performance rating for such Plan Year. If such Participant has less than three (3) full months as an active Employee during the Plan Year, such pro-rated award will be based on a payment made “At Target.”
With respect to Employees employed by LM UK, new Section 3.02(j) is added as follows:

LTD Payments during a Plan Year: A Participant is not eligible for an Incentive Compensation award with respect to any part of a Plan Year for which he or she is receiving LTD Payments but will receive a pro-rated award for the remainder of the year that they are on active service.

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Where no performance rating has been recorded, the individual component of the pro-rated award will be based on a payment made “At Target”.
With respect to Employees employed by LM UK, new Section 4.02 is added as follows:

Any Participant receiving a payment does so on the understanding that it is made on the understanding that the Participant has not acted in the manner referred to in Section 4.01 and that the Participant received the payment subject to the provisions of Section 4.01. Where the provision of Section 4.01 apply the payment shall be recoverable as a debt due from the Participant to the Company.

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